EXHIBIT 3.1

State of Delaware

Secretary of State

Division of Corporations

Delivered 04:44 PM 10/16/2013

Filed 04:38 PM 10/16/2013

SRV 131204343 – 5426304 FILE

CERTIFICATE OF INCORPORATION

OF

KVINTESS F&DI HOLDINGS CORP.

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), do execute this Certificate of Incorporation and do hereby certify as follows:

ARTICLE I

The name of this Corporation is KVINTESS F&DI Holdings Corp.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1220 N. Market Street, Suite 808, Wilmington, DE 19801. The name of its registered agent at such address is American Incorporators Ltd.

ARTICLE III

The purpose or purposes for which the Corporation is organized are: to do any lawful act or thing for which corporations may be organized pursuant to the provisions of the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of stock that the Corporation shall have authority to issue is Seven Hundred Ten Million (710,000,000), consisting of Seven Hundred Million (700,000,000) shares of common stock, $0.00001 par value per share (“Common Stock”), and Ten Million (10,000,000) shares of preferred stock, $0.00001 par value per share (“Preferred Stock”).

The terms and provisions of the Common Stock and Preferred Stock are as follows:

A. COMMON STOCK

Section 1

Voting Rights

The holders of shares of Common Stock shall be entitled to one vote for each share held with respect to all matters voted on by the stockholders of the Corporation.

Section 2

Liquidation Rights

Subject to the prior and superior right of the Preferred Stock upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed. Such funds to be paid to the holders of Common Stock shall be paid to the holders of Common Stock on the basis of the number of shares of Common Stock held by each of them.

Section 3

Dividends

Dividends may be paid on the Common Stock as and when declared by the Board of Directors.

B. PREFERRED STOCK

Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation, number of shares, or title as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall consist of such number of shares, and have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VII

Unless otherwise set forth herein, the number of directors that constitute the Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the bylaws of the Corporation.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE IX

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

The Corporation shall have the power to indemnify, to the extent permitted by the General Corporation Law of the State of Delaware, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

ARTICLE XI

The incorporator of the corporation is Vadim Enikeev, 32920 Windy Oak Street, Sorrento, FL 32776.

ARTICLE XII

The powers of the undersigned incorporator are to terminate upon filing of this Certificate. The names and addresses of the persons who are to serve as the initial directors until the first annual meeting of stockholders of the corporation, or until their successors are elected and qualified, are as follows:

Rufat R. Abiasov
KVINTESS F&DI Investment Group

Chernyshevskogo St., 7
Kazan, Russian Federation

Andrei A. Isaev
KVINTESS F&DI Investment Group

Chernyshevskogo St., 7
Kazan, Russian Federation

The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed on this 16th day of October, 2013.

/s/ Vadim Enikeev
__________________________, Incorporator